Exhibit (6)

                     MENTOR VARIABLE INVESTMENT PORTFOLIOS

                             DISTRIBUTION AGREEMENT


         This Distribution Agreement is entered into as of        , 1998 by and
between MENTOR VARIABLE INVESTMENT PORTFOLIOS, a Massachusetts business trust (the "Trust"), and MENTOR DISTRIBUTORS, LLC, a Virginia limited liability company ("Mentor Distributors").

         WHEREAS, the Trust and Mentor Distributors are desirous of entering into an agreement providing for the distribution by Mentor Distributors of shares of beneficial interest ("shares") of each of the series (each, a "Portfolio") of the Trust;

         NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Trust hereby appoints Mentor Distributors as a distributor of shares of each of the Portfolios, and Mentor Distributors hereby accepts such appointment, all as set forth below:

         1. Reservation of Right Not to Sell. The Trust reserves the right to refuse at any time or times to sell any of its shares hereunder for any reason.

         2. Sales of Shares to Mentor Distributors and Sales by Mentor Distributors. Mentor Distributors will, as agent for the Trust, sell shares of each Portfolio at their public offering price to such persons and upon such conditions as the Trustees of the Trust may from time to time determine. The public offering price of shares of a Portfolio shall be the net asset value of such shares then in effect. On every sale the Trust shall receive the applicable net asset value of the shares.

         3. Sales of Shares by the Trust. The Trust reserves the right to issue shares at any time directly to its shareholders as a stock dividend or stock split and to sell shares to its shareholders or to other persons at not less than net asset value.

         4. Repurchase of Shares. Mentor Distributors will act as agent for the Trust in connection with the repurchase of shares of the various Portfolios by the Trust upon the terms and conditions set forth in the then current Prospectus and Statement of Additional Information of the Trust.

         5. Basis of Purchases and Sales of Shares. Mentor Distributors will use its best efforts to place shares sold by it on an investment basis. Mentor Distributors does not agree to sell any specific number of shares. Shares will be sold by Mentor Distributors only against orders therefor. Mentor Distributors will not purchase shares from anyone other than the Trust except in accordance with Section 4, and will not take "long" or "short" positions in shares contrary to the Agreement and Declaration of Trust of the Trust.


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         6. Rules of NASD, etc. Mentor Distributors will conform to the Rules of
Fair Practice of the National Association of Securities Dealers, Inc. and the sale of securities laws of any jurisdiction in which it sells, directly or indirectly, any shares. Mentor Distributors also agrees to furnish to the Trust sufficient copies of any agreements or plans it intends to use in connection with any sales of shares in adequate time for the Trust to file and clear them with the proper authorities before they are put in use, and not to use them until so filed and cleared.

         7. Mentor Distributors as Independent Contractor. Mentor Distributors shall be an independent contractor, and neither Mentor Distributors nor any of its officers or employees, as such, is or shall be an employee of the Trust. Mentor Distributors is responsible for its own conduct and the employment, control, and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. Mentor Distributors assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

         Mentor Distributors will maintain at its own expense insurance against public liability in such an amount as the Trustees of the Trust may from time to time reasonably request.

         8. Expenses. Mentor Distributors will pay all of its own expenses in performing its obligations hereunder.

         9. Indemnification of Trust. Mentor Distributors agrees to indemnify and hold harmless the Trust and each person who has been, is, or may hereafter be a Trustee, officer, or employee of the Trust against expenses reasonably incurred by any of them in connection with any claim or in connection with any action, suit, or proceeding to which any of them may be a party, which arises out of or is alleged to arise out of any misrepresentation or omission to state a material fact, or out of any alleged misrepresentation or omission to state a material fact, on the part of Mentor Distributors or any agent or employee of Mentor Distributors or any other person for whose acts Mentor Distributors is responsible or is alleged to be responsible unless such misrepresentation or omission was made in reliance upon written information furnished to Mentor Distributors by the Trust. Mentor Distributors agrees likewise to indemnify and hold harmless the Trust and each such person in connection with any claim or in connection with any action, suit, or proceeding which arises out of or is alleged to arise out of Mentor Distributors' failure to exercise reasonable care and diligence with respect to its services rendered in connection with investment, reinvestment, automatic withdrawal, and other plans for shares. The term "expenses" includes amounts paid in satisfaction of judgments or in settlements which are made with Mentor Distributors' consent. The foregoing rights of indemnification shall be in addition to any other rights to which the Trust or any such person may be entitled as a matter of law.


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         10. Assignment Terminates this Agreement; Amendments of this Agreement.
This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment. This Agreement may be amended only if such amendment be approved either by action of the Trustees of the Trust or at a meeting of the shareholders of the affected Portfolio or Portfolios by the affirmative vote of a majority of the outstanding shares of such Portfolio or Portfolios, and by a majority of the Trustees of the Trust who are not interested persons of the Trust or of Mentor Distributors by vote cast in person at a meeting called for the purpose of voting on such approval.

         11. Effective Period and Termination of this Agreement. This Agreement shall take effect upon the date first above written and shall remain in full force and effect continuously (unless terminated automatically as set forth in Section 10) until terminated in respect of any Portfolio or Portfolios:

                  (a) Either by the Trust or Mentor Distributors by not more than sixty (60) days nor less than ten (10) days written notice delivered or mailed by registered mail, postage prepaid, to the other party; or

                  (b) If the continuance of the Agreement after        , 1998 is
         not specifically approved at least annually by the Trustees of the Trust or the shareholders of the affected Portfolio or Portfolios by the affirmative vote of a majority of the outstanding shares of the affected Portfolio or Portfolios, and by a majority of the Trustees of the Trust who are not interested persons of the Trust or of Mentor Distributors by vote cast in person at a meeting called for the purpose of voting on such approval.

         Action by the Trust or any Portfolio under (a) above may be taken either (i) by vote of the Trustees or (ii) by the affirmative vote of a majority of the outstanding shares of the Trust or the affected Portfolio or Portfolios. The requirement under (b) above that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940 and the Rules and Regulations thereunder.

         Termination of this Agreement pursuant to this Section 11 shall be without the payment of any penalty.

         12. Certain Definitions. For purposes of this Agreement, the "affirmative vote of a majority of the outstanding shares" of the Trust or a Portfolio means the affirmative vote, at a duly called and held meeting of shareholders of the Trust or the Portfolio, as the case may be, (a) of the holders of 67% or more of the shares of the Trust or the Portfolio present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Trust or the Portfolio entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Trust or the Portfolio entitled to vote at such meeting, whichever is less.

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         For the purposes of the Agreement, the terms "interested person" and
"assignment" shall have the meanings defined in the Investment Company Act of 1940, subject however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

         A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees or officers of the Trust or shareholders of any Portfolio of the Trust individually but are binding only upon the assets and property of the relevant Portfolio of the Trust.

         IN WITNESS WHEREOF, each of MENTOR VARIABLE INVESTMENT PORTFOLIOS and MENTOR DISTRIBUTORS, LLC has caused this Distribution Agreement to be signed on its behalf, as of the day and year first above written.

                                             MENTOR VARIABLE INVESTMENT
                                             PORTFOLIOS



                                             By ________________________________
                                                Title:

                                             MENTOR DISTRIBUTORS, LLC



                                             By ________________________________
                                                Title:


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